Exhibit 99.16(11)

Matthew A. Chambers

+1 202 663 6591 (t)
+1 202 663 6363 (f)
matthew.chambers@wilmerhale.com

July 17, 2013

Lord Abbett Research Fund, Inc.
90 Hudson Street
Jersey City, NJ 07302-3972

Dear Sirs:

You have requested our opinion in connection with your filing of the Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”), of Lord Abbett Research Fund, Inc., a Maryland corporation (the “Company”) , and in connection therewith your registration of shares of capital stock, with a par value of $.001 each, of Classes A, B, C, F, I, P, R2, and R3 of Lord Abbett Calibrated Dividend Growth Fund, a series of the Company, (collectively, the “Shares”), to be issued in connection with the reorganization of Lord Abbett Classic Stock Fund, also a series of the Company, into Lord Abbett Calibrated Dividend Fund.

We have examined and relied upon the Articles of Incorporation and By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement, the Form of the Plan of Reorganization, and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

We are of the opinion that the Shares issued in the continuous offering have been duly authorized and, when issued and paid for in cash at net asset value in accordance with the terms set forth in the Registration Statement, assuming that the number of Shares issued does not exceed the number authorized, will be validly issued, fully paid, and nonassessable.

Wilmer Cutler Pickering Hale and Dorr llp, 1875 Pennsylvania Avenue NW, Washington, DC 20006

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Lord Abbett Research Fund
July 17, 2013

We express no opinion as to matters governed by any laws other than Title 2 of the Maryland Code: Corporations and Associations (2013). We consent to the filing of this opinion solely in connection with the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

WILMER CUTLER PICKERING HALE
AND DORR LLP

By:	/s/ Matthew A. Chambers
Matthew A. Chambers, a partner